Exhibit 99

The Dwyer Group Reports Second Quarter Results

    WACO, Texas--(BUSINESS WIRE)--Aug. 11, 2003--The Dwyer Group, Inc. (Nasdaq:DWYR) today reported net income of $1,208,000, or $.16 per share on a diluted basis, for the six months ended June 30, 2003, compared to $1,298,000, or $.18 per share, for the comparable period last year. Net income for the second quarter of 2003 was $604,000, or $.08 per share on a diluted basis, compared to $741,000, or $.10 per share, for the second quarter of 2002. Both the six month and second quarter periods in 2003 included expenses of $359,000 associated with a proposed merger announced by the company in May of this year. Those expenses reduced diluted earnings per share by $.03 in each period of 2003.
    Revenues for the first six months of 2003 increased 5% to $13.2 million from $12.5 million for the comparable 2002 period. Revenues for the quarter increased 2% to $6.8 million from $6.7 million for the second quarter of 2002.

    The Dwyer Group, Inc. now supports approximately 800 franchises in the United States and Canada, and through its master licensees, approximately 275 franchises in 15 other countries. The company operates the following franchise concepts: Mr. Rooter(R), Rainbow
International(R), Glass Doctor(R), Mr. Electric(R), Mr. Appliance(R) and Aire Serv(R).



                         The Dwyer Group, Inc.
                    Consolidated Operating Results
                              (Unaudited)
               (In thousands, except per share amounts)


                               Three Months Ended    Six Months Ended
                                    June 30,             June 30,
                               -------------------  ------------------
                                   2003      2002      2003      2002
                                 -------   -------   -------   -------

Revenues:
     Royalties                  $ 3,733   $ 3,882   $ 7,197   $ 6,839
     Franchise fees               1,902     1,468     3,741     3,062
     Sales of products and
      services                      744       970     1,387     1,919
     Interest                       223       184       446       362
     Other                          198       172       408       360
                                 -------   -------   -------   -------

           Total revenues         6,800     6,676    13,179    12,542

Costs and expenses:
     General, administrative,
      and selling                 4,412     4,213     8,890     8,058
     Costs of product and
      service sales                 640       795     1,186     1,572
     Depreciation and
      amortization                  372       334       725       651
     Interest                        62       169       118       221
     Merger related expenses        359         -       359         -
                                 -------   -------   -------   -------

          Total costs and
           expenses               5,845     5,511    11,278    10,502

Pre-Tax Income                  $   955   $ 1,165   $ 1,901   $ 2,040
                                 =======   =======   =======   =======

Net Income                      $   604   $   741   $ 1,208   $ 1,298
                                 =======   =======   =======   =======

Basic Earnings Per Share        $   .09   $   .11   $   .17   $   .19
                                 =======   =======   =======   =======

Diluted Earnings Per Share      $   .08   $   .10   $   .16   $   .18
                                 =======   =======   =======   =======


    Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from those projected. Such risks and uncertainties include, but are not limited to, general business conditions, competition, taxes, inflation and government regulations.

    For more information, contact Tom Buckley, chief financial officer, at (800) 490-7501. For general information regarding The
Dwyer Group or its franchise concepts, visit the company's website at http://www.dwyergroup.com.

    CONTACT: The Dwyer Group, Inc., Waco
             Tom Buckley, 254-745-2482 or 800-490-7501